Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-05811, 333-44983, 333-110141, 333-134043, 333-157638, 333-161232, 333-191817, 333-197948, 333-200463, 333-213432, 333-213434, 333-232987, 333-263188, and 333-275135 on Form S-8 and No. 333-112452 on Form S-3 of our reports dated February 27, 2024, relating to the financial statements of Light & Wonder, Inc. and the effectiveness of Light & Wonder, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Light & Wonder, Inc. for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 27, 2024